Exhibit 99.1

W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath
Vice President — External
Financial Communications
(203)629-3000
W. R. BERKLEY CORPORATION REPORTS SECOND QUARTER RESULTS
Net Income up 21%; Book Value per Share Increased 7%
     Greenwich, CT, July 27, 2009 — W. R. Berkley Corporation (NYSE: WRB) today reported net income for the second quarter of 2009 of $97 million, or 59 cents per share, compared with $80 million, or 46 cents per share, for the second quarter of 2008. Operating income for the second quarter of 2009 was $100 million, or 60 cents per share, compared with $139 million, or 80 cents per share, for the corresponding quarter of 2008. Operating income is a non-GAAP financial measure defined by the Company as net income excluding income or losses from investment funds and net investment gains or losses.
Summary Financial Data
(Amounts in thousands, except per share data)

	Second Quarter		Six Months
	2009	2008	2009	2008

Gross premiums written	$1,054,577	$1,114,810	$2,202,819	$2,399,983
Net premiums written	908,912	991,549	1,932,384	2,149,114

Net income	97,387	80,257	77,041	268,695
Net income per diluted share	0.59	0.46	0.46	1.50

Operating income	99,930	139,133	217,226	288,737
Operating income per diluted share	0.60	0.80	1.30	1.62

W. R. Berkley Corporation	Page 2
     Second quarter highlights included:
•	GAAP combined ratio was 95.3%.

•	Paid loss ratio was 59.7%.

•	Book value per share increased by 7% to $20.56.

•	Cash flow from operations (before cash transferred to investment trading account) was $189 million.
     Commenting on the Company’s activities, William R. Berkley, chairman and chief executive officer, said: “We were pleased with our quarterly results. The slightly higher combined ratio compared with the first quarter’s was entirely due to increased storm activity.
     “The market value of our investment portfolio improved, and liquidity remains strong. While inflation is likely to be a significant intermediate and long-term concern, we do not consider it to be a near-term issue. We have extended the portfolio duration slightly; however, it is still approximately one year shorter than the duration of our liabilities. The Company’s cash flow remains strong and we continue to focus our investment portfolio on securities rated “A” or better.
     “From an operating point of view, we generally believe that the insurance cycle is bottoming out and see early signs of improving conditions. Our greatest competition continues to come from national carriers that aggressively focus on large accounts and market share. In addition, new entrants in the specialty lines are behaving in an undisciplined manner in an effort to establish a market presence.
     “We continue to believe that our Company will meet or exceed our risk adjusted return objectives over the cycle,” Mr. Berkley concluded.

W. R. Berkley Corporation	Page 3
Webcast Conference Call
     The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Tuesday, July 28, 2009 at 8:30 a.m. eastern time. The conference call will be webcast live on the Company’s website at www.wrberkley.com, and related charts will be posted there prior to the call. A recording of the call will be available on the Company’s website approximately two hours after the end of the conference call.
About W. R. Berkley Corporation
     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.
Forward Looking Information
This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2009 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to: the cyclical nature of the property casualty industry; the long-tail and potentially volatile nature of the insurance and reinsurance business; product demand and pricing; claims development and the process of estimating reserves; the potential impact of the current conditions in the financial markets and the ongoing economic downturn on our results and financial condition, particularly if such conditions continue; the potential impact of current legislative, regulatory, accounting and other initiatives taken or which may be taken in response to the current conditions in the financial markets and the ongoing economic downturn; investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, merger arbitrage and private equity investments; the uncertain nature of damage theories and loss amounts; natural and man-made catastrophic losses, including as a result of terrorist activities; the impact of significant and increasing competition; the success of our new ventures or acquisitions and the availability of other opportunities; the availability of reinsurance; exposure as to coverage for terrorist acts; our retention under the Terrorism Risk Insurance Programs Reauthorization Act of 2007; the ability of our reinsurers to pay reinsurance recoverables owed to us; the impact of current conditions in the financial markets and the ongoing economic downturn on our ability to raise debt or equity capital if needed; foreign currency and political risks relating to our international operations; other legislative and regulatory developments, including those related to alleged anti-competitive or other improper business practices in the insurance industry; changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies; the availability of dividends from our insurance company subsidiaries; our ability to attract and retain qualified employees; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause our actual results for the year 2009 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
# # #

W. R. Berkley Corporation	Page 4
Consolidated Financial Summary
(Amounts in thousands, except per share data)

	Second Quarter		Six Months
	2009	2008	2009	2008

Revenues:
Net premiums written	$908,912	$991,549	$1,932,384	$2,149,114
Change in unearned premiums	42,260	83,162	(2,004)	49,906

Net premiums earned	951,172	1,074,711	1,930,380	2,199,020
Net investment income	132,135	162,333	270,351	301,104
Losses from investment funds	(37,821)	(8,394)	(152,895)	(2,668)
Insurance service fees	25,257	24,761	51,840	51,873
Net investment gains (losses):
Net realized gains on sales of investments	49,224	161	62,616	72,866
Other-than-temporary investment impairments	(23,932)	(82,324)	(134,132)	(101,003)
Less investment impairments recognized in other comprehensive income	8,604	—	8,604	—

Net investment gains (losses)	33,896	(82,163)	(62,912)	(28,137)

Revenues from wholly-owned investees	49,942	27,131	80,845	52,019
Other income	517	760	1,110	1,132

Total revenues	1,155,098	1,199,139	2,118,719	2,574,343

Expenses:
Losses and loss expenses	597,267	679,703	1,207,712	1,362,744
Other operating costs and expenses	365,514	376,249	722,861	756,422
Expenses from wholly-owned investees	46,791	26,343	76,745	51,278
Interest expense	20,213	21,396	40,437	44,140

Total expenses	1,029,785	1,103,691	2,047,755	2,214,584

Income before income taxes	125,313	95,448	70,964	359,759
Income tax (expense) benefit	(27,881)	(15,173)	6,184	(90,879)

Net income before noncontrolling interests	97,432	80,275	77,148	268,880
Noncontrolling interests	(45)	(18)	(107)	(185)

Net income to common shareholders	$97,387	$80,257	$77,041	$268,695

Net income per share:
Basic	$0.61	$0.48	$0.48	$1.56

Diluted	$0.59	$0.46	$0.46	$1.50

Average shares outstanding:
Basic	160,008	167,172	160,546	171,935
Diluted	166,226	173,684	166,716	178,723

W. R. Berkley Corporation	Page 5
Operating Results by Segment
(Amounts in thousands, except ratios (1))

	Second Quarter		Six Months
	2009	2008	2009	2008
Specialty:
Gross premiums written	$394,889	$406,580	$759,783	$834,722
Net premiums written	338,683	375,939	661,240	773,726
Premiums earned	346,052	409,417	703,980	838,753
Pre-tax income	65,920	108,729	93,664	221,515
Loss ratio	60.0%	58.8%	61.4%	58.4%
Expense ratio	29.8%	28.3%	30.3%	27.9%
GAAP combined ratio	89.8%	87.1%	91.7%	86.3%

Regional (2):
Gross premiums written	$317,445	$361,633	$640,246	$734,628
Net premiums written	277,730	315,288	559,765	638,864
Premiums earned	281,903	309,424	567,519	620,693
Pre-tax income	11,677	25,275	30,042	63,079
Loss ratio	66.6%	67.6%	63.8%	65.6%
Expense ratio	34.2%	31.9%	33.6%	31.5%
GAAP combined ratio	100.8%	99.5%	97.4%	97.1%

Alternative Markets:
Gross premiums written	$113,960	$121,161	$362,834	$389,245
Net premiums written	99,486	100,776	325,201	338,813
Premiums earned	151,309	155,885	303,302	311,094
Pre-tax income	36,961	52,698	67,395	113,680
Loss ratio	66.4%	64.1%	64.3%	60.8%
Expense ratio	25.7%	23.3%	24.9%	23.5%
GAAP combined ratio	92.1%	87.4%	89.2%	84.3%

Reinsurance:
Gross premiums written	$116,217	$126,583	$224,073	$263,048
Net premiums written	107,055	118,946	207,888	248,592
Premiums earned	94,257	131,767	199,880	284,201
Pre-tax income	21,228	33,644	24,227	66,933
Loss ratio	56.4%	65.7%	60.1%	64.8%
Expense ratio	42.9%	34.5%	39.1%	34.6%
GAAP combined ratio	99.3%	100.2%	99.2%	99.4%

International:
Gross premiums written	$112,066	$98,853	$215,883	$178,340
Net premiums written	85,958	80,600	178,290	149,119
Premiums earned	77,651	68,218	155,699	144,279
Pre-tax income	720	7,279	6,888	17,925
Loss ratio	61.9%	63.5%	63.0%	63.8%
Expense ratio	38.8%	40.3%	38.2%	38.3%
GAAP combined ratio	100.7%	103.8%	101.2%	102.1%
(Continued)

W. R. Berkley Corporation	Page 6
Operating Results by Segment (continued)
(Amounts in thousands, except ratios (1))

	Second Quarter		Six Months
	2009	2008	2009	2008
Corporate and Eliminations:
Net investment gains (losses)	$33,896	$(82,163)	$(62,912)	$(28,137)
Interest expense	(20,213)	(21,396)	(40,437)	(44,140)
Other revenues and expenses (3)	(24,876)	(28,618)	(47,903)	(51,096)
Pre-tax loss	(11,193)	(132,177)	(151,252)	(123,373)

Total:
Gross premiums written	$1,054,577	$1,114,810	$2,202,819	$2,399,983
Net premiums written	908,912	991,549	1,932,384	2,149,114
Premiums earned	951,172	1,074,711	1,930,380	2,199,020
Pre-tax income	125,313	95,448	70,964	359,759
Loss ratio	62.8%	63.2%	62.6%	62.0%
Expense ratio	32.5%	30.1%	32.0%	29.9%
GAAP combined ratio	95.3%	93.3%	94.6%	91.9%

(1)	Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. Underwriting expenses do not include expenses related to insurance services or unallocated corporate expenses. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

(2)	For the second quarters of 2009 and 2008, weather-related losses for the regional segment were $28 million and $31 million, respectively. For the first six months of 2009 and 2008, weather-related losses for the regional segment were $36 million and $45 million, respectively.

(3)	Other revenues and expenses include corporate investment income, expenses not allocated to the business segments and revenues and expenses from investments in wholly-owned, non-insurance subsidiaries that are consolidated for financial reporting purposes.

W. R. Berkley Corporation	Page 7
Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	June 30,	December 31,
	2009	2008

Net invested assets (1)	$12,824,421	$12,522,360
Total assets	16,656,495	16,121,158
Reserves for losses and loss expenses	9,084,003	8,999,596
Senior notes and other debt	1,022,732	1,021,869
Junior subordinated debentures	249,691	249,584
Total equity (2) (3)	3,295,699	3,051,680
Common stockholder’s equity (4)	3,290,272	3,046,319
Common shares outstanding (4)	160,037	161,467
Common stockholders’ equity per share	20.56	18.87

(1)	Net invested assets include investments, cash investments and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases.

(2)	The Company adopted FASB Statement 160 (“FAS 160”), “Non-controlling Interests in Consolidated Financial Statements” effective January 1, 2009. FAS 160 requires that noncontrolling (minority) interests in a subsidiary be reported as equity in the consolidated financial statements. The presentation requirements of FAS 160 were applied retrospectively to the 2008 financial statements. The effect of the adoption of FAS 160 was to increase total equity as of December 31, 2008 by $5 million.

(3)	After-tax unrealized investment gains were $31 million at June 30, 2009, compared with unrealized investment losses of $142 million at December 31, 2008. Unrealized currency translation losses were $43 million and $72 million as of June 30, 2009 and December 31, 2008, respectively.

(4)	During the first six months of 2009, the Company repurchased 1.6 million shares of its common stock for $32 million.

W. R. Berkley Corporation	Page 8
Supplemental Information
(Amounts in thousands)

	Second Quarter		Six Months
	2009	2008	2009	2008
Reconciliation of operating income to net income:
Operating income (1)	$99,930	$139,133	$217,226	$288,737
Net after-tax investment gains (losses)	22,041	(53,420)	(40,803)	(18,308)
Net after-tax losses from investment funds	(24,584)	(5,456)	(99,382)	(1,734)

Net income	$97,387	$80,257	$77,041	$268,695

Return on equity:
Net income (2)	12.8%	8.9%	5.1%	15.0%
Operating income (2)	13.1%	15.5%	14.3%	16.1%

Cash flow:
Cash flow from operations before cash transfers to/from trading account (3)	$189,208	$144,491	$280,768	$357,851
Trading account transfers	(220,000)	50,000	(290,000)	50,000

Cash flow (used in) from operations	$(30,792)	$194,491	$(9,232)	$407,851

(1)	Operating income is a non-GAAP financial measure defined by the Company as net income excluding income or losses from investment funds and net investment gains or losses. The Company refined its definition of operating income beginning with the second quarter of 2009. Management believes that excluding income or losses from investment funds and net investment gains or losses, which result primarily from changes in general economic conditions, provides a useful indicator of trends in the Company’s underlying operations.

(2)	Return on equity represents net income and net operating income expressed on an annualized basis as a percentage of beginning of year stockholders’ equity.

(3)	Cash flow from operations before cash transfers to/from trading account is a non-GAAP financial measure that excludes cash contributions to and withdrawals from the arbitrage trading account. Management believes that cash transfers to and withdrawals from the arbitrage trading account are the result of changes in investment allocations and that excluding such transfers provides a useful measure of the Company’s cash flow.